Exhibit 99.1

Penn Virginia Resource Partners, L.P.
Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com

PENN VIRGINIA RESOURCE PARTNERS, L.P. ANNOUNCES FIRST

QUARTER RESULTS AND INCREASES CASH DISTRIBUTION

RADNOR, PA – April 26, 2011 . . . Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported financial and operational results for the three months ended March 31, 2011. In addition, PVR announced a 2.1% increase in the quarterly cash distribution and updated its guidance for the full year 2011.

First Quarter Results

First quarter 2011 highlights and results, with comparisons to first quarter 2010 results, included the following:

•	EBITDA of $59.2 million as compared to $44.6 million.

•

Distributable cash flow (“DCF”) for the first quarter 2011, after a $6.7 million provision for replacement capital expenditures, increased by $0.3 million to $36.9 million as compared to $36.6 million. The 2011 DCF reflects PVR’s efforts, which began in the fourth quarter of 2010, to be transparent in recognizing the ongoing reserve replacement capital requirements of the business. There was no corresponding recognition of reserve replacement capital requirements for the first quarter 2010 DCF. The most significant contributors to increases in DCF were a $10.8 million increase in coal royalties, a $7.2 million increase in natural gas gross margin and a $2.7 million increase in equity earnings net of distributions from joint ventures. Those increases were partially offset by the $6.7 million provision for replacement capital, a $3.9 million increase in operating and general and administrative expenses, a $5.0 million increase in interest expense, a $3.2 million increase in the cash payments to settle derivatives, and a $1.3 million increase in maintenance capital expenses.

•	Adjusted net income of $22.4 million as compared to $20.2 million.

EBITDA, distributable cash flow, and adjusted net income are all non-GAAP measures. Reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

For the first quarter of 2011, derivatives expense was $19.8 million, as compared to $7.6 million in the prior year quarter. Cash settlements of derivatives included in these amounts resulted in net cash payments of $4.9 million during the first quarter of 2011 related to commodity and interest rate derivatives, as compared to $1.6 million of net cash payments in the prior year quarter.

The reported financial results include the impact of the merger with Penn Virginia GP Holdings, L.P., (“PVG”) completed on March 10, 2011. PVR’s equity-funded merger with PVG has been treated as a reverse merger for accounting purposes. As a result, the historical results reported for periods prior to the completion of the merger are those of PVG, and the diluted weighted average number of LP units

PVR Announces First Quarter 2011 Results	Page 2

outstanding increased from 38.3 million in the first quarter of 2010 to 46.3 million in the first quarter of 2011.

Cash Distribution

The Board of Directors of Penn Virginia Resource GP, LLC, the general partner of PVR, declared a quarterly cash distribution of $0.48 per unit payable on May 13, 2011 to unitholders of record as of May 6, 2011. The distribution equates to an annualized rate of $1.92 per unit, and represents a 2.1% increase over both the prior quarter and first quarter of 2010.

Management Comment

“PVR is pleased to report excellent results and strategic progress during the first quarter,” said Bill Shea, CEO of PVR’s general partner. “In January we completed the acquisition of the Middle Fork assets from Begley Properties which has added 102 million tons of high-quality coal reserves and resources to our natural resource management asset portfolio. In February we completed construction and commenced operation of the first phase of the Lycoming midstream pipeline system in the Marcellus Shale. In March we completed our merger with PVG, the owner of our general partner, which simplified our corporate structure, eliminated our obligation to pay incentive distributions, and reduced our cost of capital. These events are extremely important to the growth of our business, and each contributed to our strong financial results during the first quarter. We look forward to realizing the full benefits of these projects in the future,” Mr. Shea said.

Coal and Natural Resource Management Segment

The coal and natural resource management segment reported first quarter 2011 results, with comparisons to first quarter 2010 results as follows:

•	Coal royalty tons of 9.9 million tons, as compared to 8.2 million tons.

•	Coal royalties revenue of $39.0 million, or $3.94 per ton, as compared to $28.2 million, or $3.42 per ton.

During the first quarter of 2011, operating income for the coal and natural resource management segment increased by $7.1 million, or 35 percent, to $27.5 million from $20.4 million in the prior year quarter. Total revenues increased by $11.9 million, or 35 percent, to $45.4 million from $33.6 million in the prior year quarter primarily due to increased production and higher average coal royalties. Contributing to these increases were the Middle Fork assets acquired in January 2011.

Natural Gas Midstream Segment

The natural gas midstream segment reported first quarter 2011 results, with comparisons to first quarter 2010 results, as follows:

•

Quarterly natural gas midstream system average throughput volumes of 420 million cubic feet (“MMcf”) per day, as compared to 308 MMcf per day; volume growth came primarily from new business in the Marcellus Shale region and additional activity on the Panhandle and Crossroads systems.

•	Midstream gross margin of $36.0 million as compared to $28.8 million.

•	Midstream gross margin, including the cash impact of midstream derivatives, of $33.0 million, as compared to $29.6 million. The $3.4 million increase was primarily due to a 36% increase in

PVR Announces First Quarter 2011 Results	Page 3

volumes, partially offset by a relative increase in lower-risk, lower margin, percent-of-proceeds and fee-based contracts.

Capital Investment and Resources

PVR spent approximately $21.7 million on internal growth projects during the first quarter of 2011, including $12.9 million in the Marcellus Shale. In addition, PVR closed on approximately $95.7 million in acquisitions in the coal and natural resource segment during the quarter. PVR expects to invest a total of approximately $150 million in internal growth capital during 2011, including approximately $120 million in the Marcellus Shale.

As of March 31, 2011, PVR had borrowings of $515.0 million under its $850.0 million revolving credit facility and $14.5 million of cash and cash equivalents, with remaining borrowing capacity of $333.4 million under the revolving credit facility.

On April 19, 2011, PVR amended its existing revolving credit facility to increase its borrowing capacity under the facility to $1.0 billion, reduce its LIBOR and Base Rate margins by 50 basis points (0.50%), and extend the term to April 2016.

Financial Guidance for 2011

PVR also updated its financial guidance for 2011. Based on the strong first quarter operating performance and current outlook for the remainder of the year, PVR now anticipates full year 2011 EBITDA in the range of $230 million to $240 million and full year 2011 distributable cash flow (net of maintenance and replacement capital) in the range of $140 million to $150 million. EBITDA and distributable cash flow are non-GAAP measures; reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes. The guidance for 2011 is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own more than 800 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,200 miles of natural gas gathering pipelines and 6 processing systems with approximately 400 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvresource.com.

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This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010. Readers should not place undue

PVR Announces First Quarter 2011 Results	Page 4

reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(dollars in thousands, except per unit data)

	Three Months Ended March 31,
	2011	2010
Revenues
Natural gas midstream	$206,281	$170,609
Coal royalties	38,991	28,226
Other	8,255	7,643

Total revenues	253,527	206,478

Expenses
Cost of gas purchased	170,255	141,795
Operating	13,073	10,308
General and administrative	10,970	9,799
Depreciation, depletion and amortization	21,244	17,818

Total expenses	215,542	179,720

Operating income	37,985	26,758

Other income (expense)
Interest expense	(10,850)	(5,835)
Derivatives	(19,761)	(7,568)
Interest income and other	137	327

Net income	$7,511	$13,682
Net loss (income) attributable to noncontrolling interests (pre-merger)	664	(5,257)

Net income attributable to Penn Virginia Resource Partners’, L.P.	$8,175	$8,425

Basic and diluted net income per limited partner unit	$0.17	$0.22

Weighted average units outstanding, basic and diluted (in thousands)	46,426	38,293

Other data:

Coal and natural resource management segment:
Coal royalty tons (in thousands)	9,897	8,243
Average coal royalties ($ per ton)	$3.94	$3.42

Natural gas midstream segment:
Daily throughput volumes (MMcfd)	420	308
Gross margin (in thousands)	$36,026	$28,814

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$14,475	$15,964
Accounts receivable	99,609	97,787
Other current assets	4,716	5,900

Total current assets	118,800	119,651
Property, plant and equipment, net	1,074,554	971,046
Other long-term assets	202,313	213,508

Total assets	$1,395,667	$1,304,205

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$104,971	$103,845
Deferred income	3,729	4,360
Derivative liabilities	29,016	19,516

Total current liabilities	137,716	127,721
Derivative liabilities	10,321	5,107
Other long-term liabilities	26,980	28,727
Senior notes	300,000	300,000
Revolving credit facility	515,000	408,000
Partners’ capital	405,650	434,650

Total liabilities and partners’ capital	$1,395,667	$1,304,205

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net income	$7,511	$13,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	21,244	17,818
Commodity derivative contracts:
Total derivative losses included in net income	19,761	8,150
Cash payments to settle derivatives for the period	(4,858)	(1,646)
Non-cash interest expense	1,040	1,243
Non-cash unit-based compensation	821	935
Equity earnings, net of distributions received	3,160	443
Other	(147)	(302)
Changes in operating assets and liabilities	6,276	8,199

Net cash provided by operating activities	54,808	48,522

Cash flows from investing activities
Acquisitions, net of cash acquired	(95,216)	(29)
Additions to property, plant and equipment	(37,451)	(7,957)
Other	1,007	272

Net cash used in investing activities	(131,660)	(7,714)

Cash flows from financing activities
Distributions to partners	(30,633)	(30,153)
Proceeds from (repayments of) borrowings, net	107,000	(2,000)
Cash paid for merger	(1,004)	—

Net cash provided by (used in) financing activities	75,363	(32,153)

Net increase (decrease) in cash and cash equivalents	(1,489)	8,655
Cash and cash equivalents - beginning of period	15,964	19,314

Cash and cash equivalents - end of period	$14,475	$27,969

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended March 31,		Guidance Range Full Year 2011
	2011	2010
Reconciliation of GAAP “Operating income” to Non-GAAP “EBITDA”
Operating income	$37,985	$26,758	$146,000	-	$152,000
Depreciation, depletion and amortization	21,244	17,818	84,000	-	88,000

EBITDA (a)	$59,229	$44,576	$230,000	-	$240,000

Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$7,511	$13,682	$75,000	-	$85,000
Depreciation, depletion and amortization	21,244	17,818	84,000	-	88,000
Commodity derivative contracts:
Derivative losses included in net income	19,761	8,150	26,000	-	30,000
Cash receipts (payments) to settle derivatives for the period	(4,858)	(1,646)	(11,000)	-	(16,000)
Equity earnings from joint venture, net of distributions	3,160	443	7,000	-	8,000
Maintenance capital expenditures	(3,179)	(1,857)	(14,000)	-	(18,000)
Replacement capital expenditures	(6,725)	—	(27,000)	-	(27,000)

Distributable cash flow (b)	36,914	36,590	140,000	-	150,000

Distribution to Partners:

PVG limited partners	$15,239	$14,848
PVR limited partners (c)	15,348	15,140
PVR phantom units (d)	46	165

Total cash distribution paid during period	$30,633	$30,153

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income	$7,511	$13,682
Adjustments for derivatives:
Derivative losses included in net income	19,761	8,150
Cash receipts (payments) to settle derivatives for the period	(4,858)	(1,646)

Net income, as adjusted (e)	$22,414	$20,186

(a)	EBITDA, or earnings before interest, tax and depreciation, depletion and amortization (“DD&A”) represents operating income plus DD&A, plus impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the coal and natural gas midstream industries. We use this information for comparative purposes within the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.
(b)	Distributable cash flow represents net income plus depreciation, depletion and amortization expenses, plus impairments, plus (minus) derivative losses (gains) included in other income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures minus replacement capital. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(c)	PVR limited partner unit distributions represent distributions paid to public unitholders and not units owned by PVG prior to the Merger.
(d)	Phantom unit grants were made under our long-term incentive plan. Phantom units receive distribution rights; thus, we have presented distributions paid to phantom unit holders in our total distributions paid to Partners.
(e)	Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives and impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource
	Three Months Ended March 31,
	2011	2010
Revenues
Coal royalties	$38,991	$28,226
Coal services	2,310	1,973
Timber	1,109	1,305
Oil and gas royalties	793	744
Other	2,225	1,312

Total revenues	45,428	33,560

Expenses
Operating	3,684	2,181
General and administrative	4,946	3,692
Depreciation, depletion and amortization	9,320	7,326

Total expenses	17,950	13,199

Operating income	$27,478	$20,361

Additions to property, plant and equipment and acquisitions	$95,600	$32

	Natural Gas Midstream
	Three Months Ended March 31,
	2011	2010
Revenues
Natural gas midstream	$206,281	$170,609
Other	1,818	2,309

Total revenues	208,099	172,918

Expenses
Cost of gas purchased	170,255	141,795
Operating	9,389	8,127
General and administrative	6,024	5,119
Depreciation, depletion and amortization	11,924	10,492

Total expenses	197,592	165,533

Operating income	$10,507	$7,385

Additions to property, plant and equipment and acquisitions	$37,067	$7,954

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of March 31, 2011

	Average Volume Per Day	Swap Price	Weighted Average Price
			Put (a)	Call (b)

NGL - natural gasoline collar	(gallons)		(per gallon)
First quarter 2011 through fourth quarter 2011	95,000		$1.568	$1.942

Crude oil collar	(barrels)		(per barrel)
First quarter 2011 through fourth quarter 2011	400		$75.00	$98.50

Natural gas purchase swap	(MMBtu)	(MMBtu)
First quarter 2011 through fourth quarter 2011	6,500	$5.796

NGL - natural gasoline collar	(gallons)		(per gallon)
First quarter 2012 through fourth quarter 2012	54,000		$1.75	$2.02

Crude swap	(barrels)	(per barrel)
First quarter 2012 through fourth quarter 2012	600	$88.62

Natural gas purchase swap	(MMBtu)	(MMBtu)
First quarter 2012 through fourth quarter 2012	4,000	$5.195

We estimate that, excluding the derivative positions described above, for every $1.00 MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for the remainder of 2011 would decrease or increase by approximately $0.7 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, our natural gas midstream gross margin and operating income for the remainder 2011 would increase or decrease by approximately $4.4 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(a) - Purchased put/floor.

(b) - Sold call/ceiling.